Exhibit 99

Midwest Express Holdings, Inc.
6744 South Howell Avenue
Oak Creek, Wisconsin 53154-1402
414-570-4000
www.midwestairlines.com
Traded: NYSE - MEH

Media Inquiries: Carol Skornicka, 414-570-3980, 888-360-4782 or Carol.Skornicka@midwestairlines.com
Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 or Dennis.O'Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE
November 26, 2003

MIDWEST EXPRESS HOLDINGS COMPLETES
$10.0 MILLION PRIVATE PLACEMENT OF NOTES
AND $8.0 MILLION PRIVATE PLACEMENT OF COMMON STOCK

Milwaukee, Wisconsin, November 26, 2003 – Midwest Express Holdings, Inc. (NYSE: MEH) today reported that, as expected, the company completed two financing transactions it announced on September 30:

•	The second step, in the amount of $10 million, in a sale of $25 million in convertible senior secured notes.

•	An issuance of 1,882,353 shares of common stock to certain investors at a price of $4.25 per share.

The convertible senior secured notes and the common stock sold to the investors were not, and will not be, registered under the Securities Act of 1933, as amended. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. As part of the transactions, the company has agreed to register the resale of the shares of common stock issuable upon conversion of the convertible senior secured notes and the resale of the common stock sold in the private placement.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such states. Any offering of Midwest Express Holdings, Inc. common stock under the resale registration statements will be made only by means of a prospectus.

Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

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Midwest Express Holdings
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Midwest Airlines features nonstop jet service to major destinations throughout the United States. Skyway Airlines, Inc. – its wholly owned subsidiary – operates Midwest Connect, which offers connections to Midwest Airlines as well as point-to-point service between select markets on regional jet and turboprop aircraft. Together, the airlines offer service to 50 cities. More information is available at www.midwestairlines.com.

This document contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “expect,” “anticipate,” “believe,” “estimate,” “goal,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from those projected results due to factors that include but are not limited to uncertainties related to general economic factors, industry conditions, scheduling developments, government regulations, labor relations, aircraft maintenance and refurbishment schedules, potential delays related to acquired aircraft, fuel costs, competitive developments, interest rates, terrorist attacks or fear of terrorist attacks.